Exhibit 5.2

May 14, 2014

Axiall Corporation

Eagle Spinco Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

Re:                             2023 Guaranty and 2021 Guaranty of Plastic Trends, Inc. Relating to the Exchange Offers Described in the Registration Statement on Form S-4 Filed by Axiall Corporation and Eagle Spinco Inc.

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel in the State of Michigan to Plastic Trends, Inc., a Michigan corporation (“PTI”) and wholly-owned subsidiary of Axiall Corporation, a Delaware corporation (“Axiall”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Axiall, Eagle Spinco Inc., a Delaware corporation (“Eagle Spinco” and, together with Axiall, the “Issuers”), the Covered Guarantors (as defined below) and the Other Guarantors (as defined below) to which this opinion has been filed as an exhibit.  The Registration Statement relates to (a) the proposed issuance and exchange (the “2023 Exchange Offer”) of up to $450,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 of Axiall (the “Exchange 2023 Notes”) for an equal principal amount of 4.875% Senior Notes due 2023 of Axiall outstanding on the date hereof (the “Original 2023 Notes”) and (b) the proposed issuance and exchange (the “2021 Exchange Offer” and, together with the 2023 Exchange Offer, the “Exchange Offers”) of up to $688,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco (the “Exchange 2021 Notes”) for an equal principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco outstanding on the date hereof (the “Original 2021 Notes”).

The Original 2023 Notes have been, and the Exchange 2023 Notes will be, issued pursuant to the indenture, dated as of February 1, 2013, as amended or supplemented from time to time (the “Axiall Indenture”), by and among Axiall, Eagle Spinco, the guarantors listed on Exhibit A hereto (each, a “Covered Guarantor” and, together, the “Covered Guarantors”), PHH Monomers, L.L.C., Plastic Trends, Inc., Royal Group Sales (USA) Limited, Royal Mouldings Limited, Royal Window and Door Profiles Plant 13 Inc. and Royal Window and Door Profiles Plan 14 Inc. (collectively, the “Other Guarantors” and, together with the Covered Guarantors and Eagle Spinco, the “2023 Note Guarantors”) and U.S. Bank, National Association, as trustee (the “Trustee”).  The Original 2023 Notes are, and the Exchange 2023 Notes will be, guaranteed (each, a “2023 Guarantee”) on a joint and several basis by the 2023 Note Guarantors.

The Original 2021 Notes have been, and the Exchange 2021 Notes will be, issued pursuant to an indenture, dated as of January 28, 2013, as amended or supplemented from time to time (the “Eagle Spinco Indenture” and, together with the Axiall Indenture, the “Indentures”), by and among Eagle Spinco, Axiall, the Covered Guarantors, the Other Guarantors (Axiall, the Covered Guarantors and the Other Guarantors are collectively referred to as the “2021 Note Guarantors”) and the Trustee.  The Original 2021 Notes are, and the Exchange 2021 Notes will be, guaranteed (each, a “2021 Guarantee”) on a joint and several basis by the 2021 Note Guarantors.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Axiall Indenture, dated as of February 1, 2013, and First Supplemental Indenture relating thereto, dated as of December 30, 2013, and the Registration Rights Agreement, dated as of February 1, 2013, relating to the Original 2023 Notes;

(ii)                                  the Eagle Spinco Indenture and First Supplemental Indenture relating thereto, each dated as of January 28, 2013, and the Second Supplemental Indenture relating thereto, dated as of December 30, 2013, and the Registration Rights Agreement, dated as of January 30, 2013, relating to the Original 2021 Notes:

(iii)                               the Registration Statement;

(iv)                              the Articles of Incorporation of PTI, dated May 22, 1968, filed with the Michigan Department of Treasury on May 27, 1968, and certified as a true copy by the Michigan Department of Licensing and Regulatory Affairs on January 10, 2013;

(v)                                 Good Standing Certificates issued by the Michigan Department of Licensing and Regulatory Affairs, dated January 10, 2013 and March 4, 2014;

(vi)                              the By-laws of PTI certified by Gregory Thompson, Vice-President of PTI, in connection with the issuance and sale of the Original 2023 Notes and the Original 2021 Notes and by Bradley K. Reynolds, the Secretary of PTI, as of March 25, 2014;

(vii)                           Incumbency Certificates certified by Timothy Mann, Jr., Secretary of PTI, as of January 25, 2013, and by Bradley K. Reynolds, the Secretary of PTI, as of March 25, 2014; and

(viii)                        certain actions of the Board of Directors of PTI taken by unanimous written consent in lieu of a meeting, effective as of January 14, 2013.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; the authority of such persons signing on behalf of the parties thereto other than PTI; the due authorization, execution and delivery of all documents by the parties thereto other than PTI; and the enforceability, validity and binding effect of all documents under the laws of each applicable jurisdiction other than the State of Michigan. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and PTI contained in the documents we have reviewed.  As used herein, “known” means the conscious awareness of facts or other information by any lawyer in our firm actively involved in the rendering of the opinions expressed herein.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

1.                                      PTI is a corporation validly existing under Michigan law.

2.                                      PTI (a) had the corporate power to execute and deliver the Indentures at the time of such execution and delivery, (b) had taken all corporate action necessary to authorize the execution and delivery of the Indentures at the time of such execution and delivery, and (c) duly executed and delivered the Indentures.

3.                                      PTI has the corporate power to perform its obligations under the Indentures, including the 2021 Guarantee and 2023 Guarantee contained therein.

4.                                      PTI’s execution and delivery of the Indentures and performance of its obligations under the Indentures (including the performance of the 2021 Guarantee and 2023 Guarantee contained therein) did not violate, as of the date of the applicable Indenture, (a) the laws of the State of Michigan that we examined in rendering the opinions expressed herein and that in our experience are typically applicable to agreements similar to the Indentures, (b) PTI’s articles of incorporation or bylaws or (c) any agreement or court order or judgment of any governmental authority of the state of Michigan known to be applicable to PTI.

We express no opinion regarding the financial condition of the Issuers, the 2023 Note Guarantors or the 2021 Note Guarantors, or regarding the Registration Statement or the data contained therein including, but not limited to, the prospectus constituting a part of such Registration Statement.

We have assumed: (i) that the 2023 Exchange Offer and the 2021 Exchange Offer will be conducted solely in the manner contemplated by the Indentures and the Registration Statement and in accordance with all applicable laws, and (ii) the accuracy and completeness of the representations and warranties and the compliance with the covenants and agreements set forth in the Indentures and the Registration Statement and any other document executed or to be executed pursuant thereto.

We express no opinion regarding any state securities or “blue sky” laws, the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, or any other securities laws. Our opinions are subject to the effect of the compliance or noncompliance of any person or entity (collectively, “Person”) with any state or federal laws or regulations applicable to such Person because of such Person’s legal or regulatory status or the nature of such Person’s business or which require such Person to qualify to conduct business in any jurisdiction.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are further limited to the law of the State of Michigan, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Further, these opinions are given on and as of the date hereof only, and do not contemplate and no opinion is given or intended, with respect to future events or subsequent changes in law or fact.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Maddin, Hauser, Roth & Heller, P.C. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ MADDIN, HAUSER,

ROTH & HELLER, P.C.

EXHIBIT A

Covered Guarantors

Covered Guarantor	State of Incorporation
Axiall Holdco, Inc.	Delaware
Axiall Ohio, Inc.	Delaware
Axiall, LLC	Delaware
Eagle Holdco 3 LLC	Delaware
Eagle Natrium LLC	Delaware
Eagle US 2 LLC	Delaware
Exterior Portfolio, LLC	Ohio
Georgia Gulf Lake Charles, LLC	Delaware
Rome Delaware Corp.	Delaware
Royal Plastics Group (U.S.A.) Limited	Delaware
Royal Window and Door Profiles Plant 13 Inc.	Pennsylvania